EXHIBIT 99

FOR IMMEDIATE RELEASE May 11, 2006	Contact: Jerold R. Kassner Swank, Inc. Taunton, MA 02780 (508) 822-2527

SWANK, INC.
NEW YORK, NY

SWANK, INC. REPORTS HIGHER NET SALES AND IMPROVED OPERATING
RESULTS FOR THE QUARTER ENDED MARCH 31, 2006

NEW YORK, May 11, 2006 — John Tulin, President of SWANK, INC., (OTC:SNKI), today reported increased net sales and improved operating results for the Company’s first quarter ended March 31, 2006:

(In thousands except shares and per share)

	Three months Ended March 31
	2006	2005
Net sales	$22,167	$19,243
Income (loss) from operations before income tax and non-recurring items	24	(946)
(Gain) on termination of lease and other non-recurring items	--	(75)
Income (loss) from operations	24	(871)
Net income (loss)	$24	$(871)
Share and per share information:
Basic weighted average common shares outstanding	5,740,203	5,522,490
Basic income (loss) per common share outstanding	$ --	$(.16)
Diluted weighted average common shares outstanding	6,002,850	5,522,490
Diluted net income (loss) per common share outstanding	$ --	$(.16)

                  The Company’s net income for the quarter ended March 31, 2006 was $24,000 compared to a net loss of $871,000 for the corresponding quarter last year. Last year’s net loss included a non-recurring gain of $75,000 related to the termination of the lease on the Company’s former Norwalk, Connecticut belt manufacturing facility. Net sales for the quarter increased 15% compared to the prior year due mainly to higher sales of both the Company’s men’s jewelry and belt merchandise.

                  Commenting on the results for the quarter, John Tulin, President, said “We are pleased to report improved operating results and net income for the quarter ended March 31, 2006.

SWANK, INC., MAY 11, 2006 PAGE 2

Our net sales increased 15% compared to last year driven mainly by positive results in both our men’s jewelry and belt businesses. In particular, the favorable sales trends experienced in men’s jewelry last year continued into the first quarter of 2006 with net sales of these products increasing by more than 50% compared to the comparable period last year. Sales of our jewelry merchandise continue to benefit from dressier men’s fashions which include, among other trends, casual French cuffed shirts and associated accessories. Our experience in the jewelry business coupled with our extremely attractive collection of name brands has enabled us to successfully leverage these trends into a significant expansion of our jewelry merchandise collections over the past several quarters.”

        Mr. Tulin continued, “Our belt business also performed well during the quarter. Net sales of our belt merchandise increased 18% due mainly to higher sales of private label collections to a variety of retailers and the continued strong performance of our Kenneth Cole collections. With a successful first quarter behind us, we are working on a number of new opportunities and look forward to the launch of new merchandise later this year associated with our new Nautica, Donald Trump, and Ted Baker licenses.”

        Net sales for the quarter ended March 31, 2006 increased $2,924,000 or 15% compared to the quarter ended March 31, 2005. The increase during the quarter was principally due to higher jewelry and belt net sales offset in part by a decrease in men’s personal leather goods net sales. Net sales of our jewelry merchandise increased 56% during the quarter compared to the prior year mainly due to additional shipments of both branded and private label collections. We generally increased sales volume to a number of existing customers, which included some accounts to whom we first shipped jewelry merchandise last fall. The increase in our belt business was principally due to higher shipments of several private label programs. In addition, last fall we expanded our private label programs for certain accounts, which resulted in higher shipments during the quarter ended March 31, 2006 relative to the corresponding period last year. The decrease in net sales of our men’s personal leather goods merchandise was mainly due to the launch of new merchandise and packaging associated with one of our branded programs which was shipped to retailers primarily during last year’s first quarter.

        Gross profit for the quarter ended March 31, 2006 increased $1,183,000 or 19% compared to the quarter ended March 31, 2005. For the quarter, gross profit expressed as a percentage of net sales increased to 33.0% from 31.9% compared to the same period last year.   The increase in gross profit during the quarter ended March 31, 2006, both in terms of dollars and as a percentage of net sales, was primarily due to increased net sales, especially with regard to higher-margin men’s jewelry, and improved margins for our personal leather goods merchandise, particularly for branded collections. The improvement in personal leather goods margin is largely attributable to certain changes made in the sourcing and development of our

SWANK, INC., MAY 11, 2006 PAGE 3

merchandise. Inventory-related expenses were also lower during the quarter, reflecting a reduction in costs associated with the disposition of excess and discontinued inventory. Royalty costs expense increased 17% during the quarter in response to both higher net sales and, in certain circumstances, increases in minimum obligations due to licensors relative to the corresponding period in 2005.

        Selling and administrative expenses for the quarter ended March 31, 2006 increased $123,000 or 2% compared to the quarter ended March 31, 2005. Selling and administrative expenses expressed as a percentage of net sales were 31.4% and 35.6% for the quarters ended March 31, 2006 and 2005 respectively. The increase in dollar terms was mainly due to higher advertising and promotional expenditures and certain severance and other costs recorded during the quarter associated with the reorganization of our merchandising and production-control functions, offset in part by decreases in administrative compensation, professional fees, and certain merchandising and development costs. During the quarter, we made certain changes to our merchandising and production-control organization in an attempt to streamline our operations and generally improve our ability to respond more quickly to changes in our business

        Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company’s actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

        Swank designs and markets men’s jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Nautica”, “Geoffrey Beene”, “Claiborne”, “Guess?", “Donald Trump”, “Ted Baker”, “Pierre Cardin”, “Field &Stream”, “City of London”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

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